Exhibit 99.1

AspenBio Pharma Announces Year End Results and Sales Increase

CASTLE ROCK, CO., March 23, 2006 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for both animals and humans, announced today preliminary results for the year ended December 31, 2005.

Sales for the fourth quarter included initial revenues from pre-breeding season sales of the Company’s new EquiPure LH™ reagent totaling approximately $40,000 in the month of December 2005. Net sales of the Company’s base antigen products also increased during 2005 to approximately $820,000, a 2% increase over 2004. Management of the Company was pleased with the positive growth in the base antigen business, as while not a large increase, it was a positive result in light of the significant changes that occurred at the Company during late 2005, with the antigen personnel turnover.

The Company reported a net loss of $2,114,000 ($.16 per share) for the year ended December 31, 2005 as compared to a net loss of $2,092,000 ($.19 per share) for 2004. Gross profit increased to $351,000 or 40.9% of net sales for the year ended December 31, 2005, as compared to $328,000 or 40.8% of net sales in 2004. The improvement in gross profit was primarily attributable to higher margins achieved on the initial product shipments of pre-breeding season sales of the Company’s new EquiPure LH™ reagent.

Selling, general and administrative expenses increased by $272,000 to $1,385,000, with the majority of the increase attributable to increased personnel costs from additional hires in 2005 and legal costs associated with the previously announced Hurst litigation. Amortization expense from the Company’s previous investor relations consultant was substantially completed in 2004, resulting in lower amortization expense by approximately $408,000 in 2005.

Research and development expenses increased to $850,000 in 2005, a 51% increase from 2004 levels. The increase was incurred to support increased development of AspenBio’s near-term priority products. Interest expense reduced to $255,000, a $69,000 reduction from 2004, due to lower levels of interest bearing debt.

Richard Donnelly, President and CEO of AspenBio noted, “2005 has been a year of significant progress in a number of our key development products, while also being a year of challenges. We have undergone significant changes and improvements in our management team and focus.” He continued, “We are pleased and excited with AspenBio’s product development status and product and financial opportunities as we begin 2006.”

Condensed Statements of Operations

(In thousands, except per share data)	Year Ended December 31,
	2005	2004
Sales	$860	$804
Gross profit	351	328
Operating expenses:
Selling, general and administrative	1,385	1,113
Amortization	18	426
Research and development	850	561

Operating loss	(1,902)	(1,772)

Interest:
(Expense)	(255)	(324)
Income	43	4

Net Loss	$(2,114)	$(2,092)

Basic and diluted net loss per share	$(.16)	$(.19)

Basic and diluted weighted average shares outstanding	13,436	10,936

Condensed Balance Sheet
(In thousands)

December 31, 2005

ASSETS
Cash	$1,981
Other current assets	683
Property and equipment, net	3,432
Other assets, primarily intangibles	992

Total assets	$7,088

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$774
Long-term debt, net	3,692
Deferred revenue	200

Total liabilities	4,666

Stockholders' equity	2,422

Total liabilities and stockholders' equity	$7,088

About AspenBio Pharma
AspenBio Pharma, Inc. is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was founded to produce purified proteins for diagnostic applications and is now a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has also created an early pregnancy status diagnostic for dairy cows which is currently in late-stage development and is also working on a blood test to assist in the diagnosis or rule out of appendicitis in humans. (Company: www.aspenbioinc.com).

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC. *No representation or guarantee is made on the accuracy or reliability regarding any information available at indicated sources, and such content may be subject to rights (e.g., copyrights, trademarks) according to such sources.

Contacts: For more information contact: AspenBio Pharma, Inc. Richard Donnelly, CEO 303-794-2000

Investor Relations Liolios Group, Inc. Scott Liolios or Ron Both 949-574-3860